EXHIBIT 4.18

ENGLISH LANGUAGE SUMMARY OF THE MATERIAL PROVISIONS OF THE

CONTRACT FOR THE SUBSCRIPTION OF SHARES

OF TELEMAR PARTICIPAÇÕES S.A.,

DATED AS OF JANUARY 25, 2011,

AMONG AG TELECOM PARTICIPAÇÕES S.A., LUXEMBURGO PARTICIPAÇÕES S.A., LF TEL S.A., FUNDAÇÃO ATLÂNTICO DE SEGURIDADE SOCIAL, BRATEL BRASIL S.A., TELEMAR PARTICIPAÇÕES S.A. AND, AS INTERVENING PARTY, PORTUGAL TELECOM, SGPS S.A.

•                  Issue of Shares:  AG Telecom Participações S.A. (“AG Telecom”), Luxemburgo Participações S.A. (“Luxemburgo”), LF TEL S.A. (“LF Tel”) and Fundação Atlântico de Seguridade Social (“FASS”, and collectively with AG Telecom, Luxemburgo and LF Tel, “TmarPart’s Shareholders”) agreed to vote in order to approve a capital increase of Telemar Participações S.A. (“TmarPart”), upon issuance of 186,664,449 ordinary shares of TmarPart, in the total amount of R$761,181,324.00, or R$4.07780554 per share, such shares were subscribed as follows: (1) 24,522,360 ordinary shares of TmarPart by AG Telecom for a total consideration of R$99,997,413.00; (2) 12,262,131 ordinary shares of TmarPart by Luxemburgo for a total consideration of R$50,002,588.00; (3) 36,784,491 ordinary shares of TmarPart by LF Tel for a total consideration of R$150,000,001.00; (4) 21,869,930 ordinary shares of TmarPart by FASS for a total consideration of R$89,181,322.00; and (5) 91,225,537 ordinary shares of TmarPart by Bratel Brasil S.A. (“Bratel”) for a total consideration of R$372,000,000.00.  The subscription was subject to a number of conditions, including, inter alia, the concurrent acquisitions and/or subscriptions of shares of Pasa Participações S.A., EDSP75 Participações S.A., TmarPart, Tele Norte Leste Participações S.A. and Telemar Norte Leste S.A. (“Telemar”), so as to assure that Bratel would hold a minimum direct and indirect interest in Telemar of 22.38%.

•                  Indemnification: TmarPart agreed to indemnify Bratel, among certain other circumstances, for liabilities arising from breaches of its representations and warranties under the contract, for liabilities arising from facts, acts or omissions that took place up to the date of the closing (other than those identified in the applicable financial statements)and dispossession of or defects in the title to TNLP and Telemar shares held by TmarPart. TmarPart’s indemnification obligation is limited to a five-year period  and it is capped at the subscription price of the shares subscribed by Bratel (except with respect to breach of certain representations and warranties and the dispossession of or defects in the title to the shares which shall follow their respective statute of limitation and it is not subject to a cap).

In addition, TmarPart’s Shareholders agreed to indemnify Bratel for any breach of their representations and warranties under the contract during the period of the statute of limitations applicable to each claim that could be brought against TmarPart’s Shareholders by Bratel and no cap applies.

On the other hand, Bratel agreed to indemnify TmarPart for any breach of its representations and warranties relating to Bratel under the contract during the period of the statute of limitations applicable to each claim that could be brought against Bratel by TmarPart and no cap applies.

•                  Representations, Warranties and Agreements:  The contract contained customary representations, warranties and agreements typical of merger and acquisition transactions.

•                  Termination:  The agreement allowed TmarPart and Bratel to terminate the agreement under specified circumstances.  It also provides for automatic termination in certain extraordinary circumstances, such as bankruptcy of any of the parties. The agreement was not terminated, and the transaction closed on March 28, 2011.

•                  Governing Law and Dispute Resolution:  The agreement is governed by Brazilian law.  Any dispute under the agreement is to be resolved through arbitration in Brazil.

Portugal Telecom will provide a copy of the Portuguese language agreement to the Staff of the Securities and Exchange Commission upon request.